Exhibit 99.2

ALLEGRO MICROSYSTEMS, INC.

2020 OMNIBUS INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), dated as of [●] (the “Date of Grant”), is delivered by Allegro MicroSystems, Inc. (the “Company”) to [●] (the “Participant”).

RECITALS

The Allegro MicroSystems, Inc. 2020 Omnibus Incentive Compensation Plan (the “Plan”) provides for the grant of restricted stock units in accordance with the terms and conditions of the Plan. The Committee has decided to make this grant of restricted stock units as an inducement for the Participant to promote the best interests of the Company and its stockholders. This Agreement is made pursuant to the Plan and is subject in its entirety to all applicable provisions of the Plan. Capitalized terms used herein and not otherwise defined will have the meanings set forth in the Plan.

1.    Grant of Stock Units. Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants the Participant [●] restricted stock units, subject to the restrictions set forth below and in the Plan (the “Stock Units”). Each Stock Unit represents the right of the Participant to receive a share of common stock of the Company (“Company Stock”) if and when the specified conditions are met in Section 3 below, and on the applicable payment date set forth in Section 5 below.

2.    Stock Unit Account. Stock Units represent hypothetical shares of Company Stock, and not actual shares of stock. The Company shall establish and maintain a Stock Unit account, as a bookkeeping account on its records, for the Participant and shall record in such account the number of Stock Units granted to the Participant. No shares of Company Stock shall be issued to the Participant at the time the grant is made, and the Participant shall not be, and shall not have any of the rights or privileges of, a stockholder of the Company with respect to any Stock Units recorded in the Stock Unit account. The Participant shall not have any interest in any fund or specific assets of the Company by reason of this award or the Stock Unit account established for the Participant.

3.    Vesting.

(a)    Subject to the terms of this Section 3, the Stock Units shall become vested [                    ], provided that the Participant continues to be employed by, or provide services to, the Employer from the Date of Grant until the [applicable] Vesting Date.

(b)     The vesting of the Stock Units shall be cumulative, but shall not exceed 100% of the Stock Units. If the foregoing schedule would produce fractional Stock Units, the number of Stock Units that vest shall be rounded down to the nearest whole Stock Unit and the fractional Stock Units will be accumulated so that the resulting whole Stock Units will be included in the number of Stock Units that become vested on the last Vesting Date.

[Notwithstanding Section 3(a) above, upon the Participant’s termination of employment or service from the Employer on account of the Participant’s (i) Disability, (ii) Retirement, (iii) death, or (iv) termination by the Employer without Cause, the Participant shall be treated for vesting purposes as though the Participant remained employed or providing service to the Employer through the next subsequent Vesting Date following Participant’s termination, meaning the Participant shall vest in the Stock Units that would have otherwise become vested as of such next subsequent Vesting Date provided, however, the Company has the right to reduce or change the amount depending on the facts and circumstances.]/[Notwithstanding Section 3(a) above, the Stock Units shall vest on a pro-rata basis upon the Participant’s termination of employment or service from the Employer on account of the Participant’s (i) Disability, (ii) Retirement, (iii) death, (iv) resignation for Good Reason or (v) termination by the Employer without Cause; provided, however, the Company has the right to reduce or change the amount depending on the facts and circumstances. Pro-rata vesting shall be determined by dividing (i) the total number of days the Participant was employed from the Date of Grant through the date of termination of employment or service with the Employer by (ii) the total number of days between the Date of Grant and the Vesting Date.]

(c)    Except as otherwise provided in a written employment agreement or severance agreement entered into by and between the Participant and the Employer, in the event of a Change of Control before all of the Stock Units vest in accordance with Section 3(a) above, the provisions of the Plan applicable to a Change of Control shall apply to the Stock Units, and, in the event of a Change of Control, the Committee may take such actions with respect to the vesting of the Stock Units as it deems appropriate pursuant to the Plan.

4.    Termination of Stock Units. Except as set forth in this Agreement, if the Participant ceases to be employed by, or provide service to, the Employer for any reason before all of the Stock Units vest, any unvested Stock Units shall automatically terminate and shall be forfeited as of the date of the Participant’s termination of employment or service. No payment shall be made with respect to any unvested Stock Units that terminate as described in this Section 4.

5.    Payment of Stock Units and Tax/Purchase Price Withholding.

(a)    If and when the Stock Units vest, the Participant shall purchase the share of Company Stock underlying each vested Stock Unit for one cent ($0.01) and in exchange the Company shall issue to the Participant one share of Company Stock, subject to applicable tax withholding obligations. Subject to Sections 5(b) and 13 below, the payment and issuance under this Section 5(a) shall be made within 30 days after the first to occur of (i) the Participant’s termination of employment or service with the Employer on account of Participant’s Disability, Retirement, death, [Good Reason] or termination by the Employer without Cause (to the extent the Stock Units vest on one of the foregoing events); and (ii) the [applicable] Vesting Date.

(b)    All obligations of the Company under this Agreement shall be subject to the rights of the Employer as set forth in the Plan to withhold amounts required to be withheld for any taxes and purchase price, if applicable. At such time as tax withholding and/or purchase price (as applicable) is due, the Participant agrees to sell shares in an amount having an aggregate Fair Market Value equal to the withholding taxes and/or purchase price (as applicable) including, without limitation, FICA, federal income, state, local and other tax liabilities. To the extent not withheld in accordance with the immediately preceding sentence, the Participant shall be required to pay to the Employer, or make other arrangements satisfactory to the Employer to provide for the payment of, any purchase price and any federal, state, local or other taxes that the Employer is required to withhold with respect to the Stock Units.

With respect to Participants subject to Section 16 of the Securities and Exchange Act, by accepting this Agreement, Participant hereby: (i) elects, effective on the date Participant accepts this Agreement, to sell shares in an amount having an aggregate Fair Market Value equal to the withholding taxes, and to allow the designated broker (the “Broker”) to remit the cash proceeds of such sale to the Company (a “Sell to Cover”); (ii) directs the Company to make a cash payment to satisfy the withholding taxes from the cash proceeds of such sale directly to the appropriate taxing authorities; and (iii) represents and warrants that (1) on the date Participant accepts this Agreement he or she is not aware of any material, nonpublic information with respect to the Company or any securities of the Company, is not subject to any legal, regulatory or contractual restriction that would prevent the Broker from conducting sales, does not have, and will not attempt to exercise, authority, influence or control over any sales of shares effected by the Broker pursuant to this Award, (2) is entering into the Agreement and this election to Sell to Cover in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 (regarding trading of the Company’s securities on the basis of material nonpublic information) under the Exchange Act, and (3) it is Participant’s intent that this election to Sell to Cover comply with the requirements of Rule 10b5-1(c)(1) under the Exchange Act and be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act. Participant further acknowledges that by accepting the award under this Agreement, Participant is adopting a 10b5-1 Plan to permit Participant to conduct a Sell to Cover sufficient to satisfy the withholding taxes. To the extent not paid in accordance with the immediately preceding sentence, Participant shall be required to pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of withholding taxes.

(c)    The obligation of the Company to deliver Company Stock shall also be subject to the condition that if at any time the Board shall determine in its discretion that the listing, registration or qualification of the shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of shares, the shares may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board. The issuance of shares, if any, to the Participant pursuant to this Agreement is subject to any applicable taxes and other laws or regulations of the United States or of any state, municipality or other country having jurisdiction thereof.

6.    No Stockholder Rights; Dividend Equivalents. Neither the Participant, nor any person entitled to receive payment in the event of the Participant’s death, shall have any of the rights and privileges of a stockholder with respect to shares of Company Stock, including voting or dividend rights, until certificates for shares have been issued, or applicable book entry has been made, upon payment of Stock Units. The Participant acknowledges that no election under Section 83(b) of the Code is available with respect to Stock Units. Notwithstanding the foregoing, the Committee may grant to the Participant Dividend Equivalents on the shares underlying the Stock Units on the Date of Grant, or at any time prior to the Vesting Date, which shall be credited to the Stock Unit account for the Participant, will vest on the same schedule as the related Stock Units, and will be paid or distributed in accordance with this Agreement and the Plan.

7.    Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and payment of the Stock Units are subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the shares of Company Stock, (c) changes in capitalization of the Company and (d) other requirements of applicable law. The Committee shall have the authority to interpret and construe the Stock Units pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

8.    No Employment or Other Rights. The grant of the Stock Units shall not confer upon the Participant any right to be retained by or in the employ or service of any Employer and shall not interfere in any way with the right of any Employer to terminate the Participant’s employment or service at any time. The right of any Employer to terminate at will the Participant’s employment or service at any time for any reason is specifically reserved.

9.    Assignment and Transfers. Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Participant under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Participant, by will or by the laws of descent and distribution. In the event of any attempt by the Participant to alienate, assign, pledge, hypothecate, or otherwise dispose of the Stock Units or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Stock Units by notice to the Participant, and the Stock Units and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Participant’s consent.

10.    Applicable Law; Jurisdiction. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof. Any action arising out of, or relating to, any of the provisions of this Agreement shall be brought only in the United States District Court for the District of New Hampshire, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Manchester, New Hampshire, and the jurisdiction of such court in any such proceeding shall be exclusive. Notwithstanding the foregoing sentence, on and after the date a Participant receives shares of Company Stock hereunder, the Participant will be subject to the jurisdiction provision set forth in the Company’s bylaws.

11.    Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the General Counsel at the corporate headquarters of the Company, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll of the Employer. Any notice shall be delivered by hand, or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service or by the postal authority of the country in which the Participant resides or to an internationally recognized expedited mail courier.

12.    Recoupment Policy. The Participant agrees that, subject to the requirements of applicable law, the Stock Units, and the right to receive and retain any Company Stock, shall be subject to rescission, cancellation or recoupment, in whole or part, as provided for under the Plan.

13.    Application of Section 409A of the Code. This Agreement is intended to be exempt from or otherwise comply with the provisions of Section 409A of the Code. Notwithstanding the foregoing, if the Stock Units constitute “deferred compensation” under Section 409A of the Code and the Stock Units become vested and settled upon the Participant’s termination of employment, payment with respect to the Stock Units shall be delayed for a period of six months after the Participant’s termination of employment if the Participant is a “specified employee” as defined under Section 409A of the Code and if required pursuant to Section 409A of the Code. If payment is delayed, the Stock Units shall be settled and paid within thirty (30) days after the date that is six (6) months following the Participant’s termination of employment. Payments with respect to the Stock Units may only be paid in a manner and upon an event permitted by Section 409A of the Code, and each payment under the Stock Units shall be treated as a separate payment, and the right to a series of installment payments under the Stock Units shall be treated as a right to a series of separate payments. In no event shall the Participant, directly or indirectly, designate the calendar year of payment. The Company may change or modify the terms of this Agreement without the Participant’s consent or signature if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code or any regulations or other guidance issued thereunder. Notwithstanding the previous sentence, the Company may also amend the Plan or this Agreement or revoke the Stock Units to the extent permitted by the Plan.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Agreement, and the Participant has executed this Agreement, effective as of the Date of Grant.

ALLEGRO MICROSYSTEMS, INC.

Name:
Title:

I hereby accept the award of Stock Units described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby agree that all decisions and determinations of the Committee with respect to the Stock Units shall be final and binding.

Date	Participant